UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2011 (June 16, 2011)

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio		44143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	On June 16, 2011, the Board of Directors of the Company elected Heidi Miller, 58, to fill a current vacancy on the Board for a term ending on the date of the Annual Meeting of Shareholders in April 2012. Ms. Miller was then appointed to serve on the Audit Committee of the Board, replacing Stephen Hardis who was removed from the Committee at the same time.

Ms. Miller is President of International at J.P. Morgan, a leading financial services firm with operations in more than 60 countries. In this capacity, she leads the firm’s significant global expansion efforts and spearheads the development of its international business strategy across the Investment Bank, Asset Management, and Treasury & Securities Services divisions. Ms. Miller also jointly leads J.P. Morgan Global Corporate Bank. As a member of J.P. Morgan’s operating committee, she plays an integral role on the management team of JPMorgan Chase & Co. Most recently, Ms. Miller was the CEO of J.P. Morgan Treasury & Securities Services from January 2004 to June 2010. In that role, she led the division to become one of the world’s largest cash management providers. Ms. Miller currently serves on the Board of Directors of General Mills, Inc., as a Trustee for Princeton University and on the Board of Conservation International.

There are no arrangements or understandings between Ms. Miller and any other person, pursuant to which she was elected as a director. Ms. Miller’s compensation as a director will be provided on the same basis as that provided to the Company’s other non-employee directors, as further described in the Company’s Proxy Statement dated March 18, 2011, at pages 53-54.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2011

THE PROGRESSIVE CORPORATION

By:	/s/ Jeffrey W. Basch
Name:	Jeffrey W. Basch
Title:	Vice President and Chief Accounting Officer